Exhibit 2.1

PURCHASE, SALE AND ASSIGNMENT AGREEMENT*

This Purchase, Sale and Assignment Agreement (this “Agreement”) is made as of March 16, 2022, by and among Impac Mortgage Holdings, Inc. (“IMH Inc.”), IMH Assets Corp. (“IMH Assets”, and together with IMH Inc., “IMH”), Impac Secured Assets Corp. (“ISAC”) and Impac Funding Corporation (“IFC”, and collectively with IMH, ISAC and IMH Assets, the “Sellers”, and each individually, a “Seller”), on the one hand, and the purchaser identified on Annex A (the “Purchaser”), on the other hand.

WHEREAS, IFC is the master servicer (“Master Servicer”) for the transactions listed on Schedule 1 (the “ISAC 1 Transactions”) and Schedule 2 (the “ISAC 2 Transactions”, together with the ISAC 1 Transactions, the “ISAC Transactions”) and as Master Servicer and pursuant to each of the agreements listed on Schedule 1 and Schedule 2 hereto (the agreements listed on Schedule 1, the “ISAC 1 Agreements”, the agreements listed on Schedule 2, the “ISAC 2 Agreements”; and together, the “ISAC Agreements”), entitles the Master Servicer to the right to exercise the Optional Termination Right (as defined hereinafter) with respect to each of the respective ISAC Transactions identified on Schedule 1 and Schedule 2 hereto;

WHEREAS, IFC is also the Master Servicer for the transactions listed on Schedule 3 hereto (the “IMH Transactions” and collectively with the ISAC Transactions, the “Impac Transactions”) and as Master Servicer pursuant to each of the agreements listed on Schedule 3 hereto (the “IMH Agreements”, and together with the ISAC Agreements, the “Impac Agreements”), owns the Optional Loan Purchase Right (as defined hereinafter) with respect to each of the respective IMH Transactions identified on Schedule 3 hereto;

WHEREAS, IMH Inc., IMH Assets and ISAC, as applicable, owns (i) the certificates identified on Schedules 1 in the column titled “Conveyed Certificates (100% Ownership Interest) and Owner” (the “ISAC Certificates”) and (ii) the certificates identified on Schedule 3 in the column titled “Conveyed Certificates (100% Ownership Interest) and Owner” (the “IMH Certificates”; and together with the ISAC Certificates, the “Certificates”);

WHEREAS, IMH, IMH Assets, as owner of the respective IMH Certificates identified on Schedule 3 hereto and in accordance with the IMH Agreements listed on Schedule 3, entitles IMH or IMH Assets, as applicable, to the right to exercise the Optional Termination Right with respect to the IMH Agreements identified on Schedule 3 hereto;

WHEREAS, the parties hereto desire to provide for the purchase and sale of the Certificates and the assignment of the Optional Termination Rights and Optional Loan Purchase Rights, all in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                   Definitions.

“Advances”: As defined in Section 2(b).

“Certificates”: As defined in the recitals hereto.

“Mortgage Loans”: The mortgage loans that are part of a particular Trust Estate.

“Optional Loan Purchase Right”: The right, but not the obligation, to purchase certain delinquent or defaulted Mortgage Loans pursuant to the related IMH Agreement, each as identified on Schedule 3 hereto.

* Portions of this document have been omitted as such information is not material and is the type that the Company normally treats as private or confidential.

“Optional Termination Right”: The right to purchase all of the outstanding Mortgage Loans and all property acquired in respect of any related Mortgage Loan then remaining in the related Trust Estate or portion thereof pursuant to the related Impac Agreements, each as identified on Schedules 1, 2 and 3 hereto, thereby terminating the Trust Estate or causing the early retirement of a certain group of securities issued in connection with the related Transactions.

“Purchase Price”: The price for each Impac Transaction, each as set forth in Schedule 4.

“Termination Expenses”: As defined in Section 2(b).

“Termination Price”: As defined in Section 2(c).

“Trust Estate”: With respect to each Transaction, the trust estate created pursuant to the related Impac Agreement.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Impac Agreements.

2.                   Sale of Certificates; Assignment of Optional Termination Rights and Optional Loan Purchase Rights.

(a)                As set forth in Schedule 5 and upon payment of the related aggregate Purchase Price set forth in Schedule 5 by the Purchaser to the applicable Seller, such Seller hereby sells, transfers and/or assigns to the Purchaser, and the Purchaser hereby purchases and accepts assignment of, all of the applicable Seller’s right, title and interest in and to each of the related Certificates, Optional Termination Rights and Optional Loan Purchase Rights, as applicable. In furtherance of the same, with respect to the ISAC 1 Transactions and the IMH Transactions, each of IMH Inc. and IMH Assets shall cause the transfer of the Certificates to the name of the Purchaser (or its designee) in accordance with the terms of the related Impac Agreements.

(b)                In the event the Purchaser decides to exercise any Optional Termination Right or any Optional Loan Purchase Right (together, the “Rights” and upon exercise, the “Exercised Rights”) purchased by it, or assigned to it, from a Seller hereunder, the Purchaser agrees to pay any and all costs and expenses related to the exercise of each Exercised Right that the applicable Seller would be obligated to pay under the related Impac Agreement, including, without limitation, (i) the cost of preparing required legal opinions and a plan of complete liquidation, and any termination fees and expenses payable to related transaction parties (collectively, the “Termination Expenses”) and (ii) any unreimbursed principal and interest, escrow or corporate advances made by any related servicer (“Advances”).

(c)                In addition to the payment of all fees and costs payable by the Purchaser set forth in Section 2(b) above, each of the Purchaser and each respective Seller acknowledges and agrees that upon the transfer of the Certificates and assignment of the Rights to the Purchaser, the related Seller shall have no obligation to pay any costs, expenses, termination fees or termination purchase price set forth in the related Impac Agreement (“Termination Price”) related to the exercise of any Optional Termination Right or any purchase price or other price, costs or expenses set forth in the related Impac Agreement (“Optional Loan Purchase Price”) related to the exercise of any Optional Loan Purchase Right by the Purchaser or any of its affiliates, successors or assignees. Upon the transfer of the Certificates and assignment of the Rights to the Purchaser, the related Seller shall no longer have any right to exercise such Rights, whether transferred with the related Certificates or assigned from the Master Servicer or otherwise, and the determination to exercise any Right shall be in the Purchaser’s (or its assignee(s)’) sole and absolute discretion and the related Seller shall not be responsible for any such determination or any costs associated with the exercise of such Optional Termination Right or Optional Loan Purchase Right, as applicable.

(d)                Each Seller shall cooperate with any reasonable request of the Purchaser in connection with the Purchaser’s exercise of any related Right; provided, however, the determination to exercise such Right shall be in the Purchaser’s sole and absolute discretion and the Seller shall not be responsible for any such determination. Each Seller shall provide copies of the Impac Agreements and any other information as the Purchaser shall reasonably request and that is reasonably available to the related Seller.

(e)                The Purchaser acknowledges and agrees, subject to the representations, warranties and covenants of the related Seller in this Agreement, to accept any rights in respect of the Certificates, the Rights and the related Mortgage Loans on an “AS IS, WHERE IS” basis as of the date hereof. No Seller is making any representation, warranty or covenant with respect to the Mortgage Loans or any other rights related to such Mortgage Loans (except with respect to the Certificates and the Rights, as applicable, sold or assigned by it as set forth herein).

(f)                 None of the Sellers is selling or assigning any other rights with respect to any Impac Transaction it may have other than the related Certificates and Rights, as applicable. IFC is not assigning or transferring any rights related to its role as Master Servicer under any of the Impac Transactions other than those expressly set forth herein.

(g)                Although it is the intent of the parties to this Agreement that the conveyance of each of the Seller’s right, title and interest in and to the Optional Termination Rights and Optional Loan Purchase Rights pursuant to this Agreement shall constitute a purchase and sale and not a loan, in the event that such conveyance is deemed to be a loan, it is the intent of the Sellers and the Purchaser that each Seller shall be deemed to have granted to the Purchaser a first priority perfected security interest in all of such Seller’s right, title and interest in, to and under the Optional Termination Rights and the Optional Loan Purchase Rights conveyed by such Seller, and to such extent this Agreement shall constitute a security agreement under applicable law.

3.                   Representations and Warranties of the Sellers. Each Seller represents and warrants that:

(a)                It is duly organized and validly existing under the laws of the jurisdiction in which it is organized. There is no action, suit or proceeding before or by any court, regulatory authority or governmental agency or body pending or, to its knowledge, threatened, which would materially adversely affect any Certificates, any Optional Termination Right or any Optional Loan Purchase Right owned by it or the sale by it of any such Certificate, Optional Termination Right or Optional Loan Purchase Right under the related Impac Agreement as contemplated by this Agreement or the performance by it of its obligations contemplated hereby.

(b)                None of the execution and delivery by it of this Agreement, nor the consummation of the related transactions contemplated hereby, nor the compliance by it with the provisions hereof and the obligations contemplated hereby, will (A) conflict with or result in a breach of, or constitute a default or result in the acceleration of any obligation under, its organizational documents, the Impac Agreements or under any other material contract or instrument to which it is a party or by which it or any of its properties is bound or (B) require the consent of or notice to, or any filing with, any person, entity or governmental body, which has not been obtained or made by it, except where the failure to do so will not have a material adverse effect on the related transactions contemplated hereby.

(c)                The execution and delivery by it of this Agreement and the consummation by it of the related transactions contemplated hereby are within the organizational powers of such Seller. This Agreement has been duly authorized, executed and delivered by it, and constitutes a legal, valid and binding agreement enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the rights of creditors generally, and to general principles of equity and the discretion of the court (regardless of whether enforcement of such remedies is considered in a proceeding in equity or at law).

(d)                Immediately prior to the sale and assignment by it contemplated hereby, such Seller was the sole owner of the related Certificates and/or Rights set forth on Schedules 1, 2 and 3 attached hereto, free and clear of any liens, claims, charges, encumbrances, options, warrants or rights of any person or entity. Upon execution of this Agreement, the Purchaser will have acquired each such Certificate and Right free and clear of any liens, claims, charges, encumbrances, options, warrants or rights of any person or entity other than liens, claims, charges and encumbrances created solely by the actions of the Purchaser or created pursuant to this Agreement.

(e)                It acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length contractual counterparty with respect to the sales of the Certificates and assignment of the Rights contemplated in this Agreement and not as a fiduciary to, or agent of, such Seller or any other person.

(f)                 The information set forth on Schedules 1, 2 and 3 attached hereto is true and correct.

(g)                It agrees to execute any and all documents required by the related Impac Agreements in connection with the transfer of any Certificates or the assignment of any Rights to the Purchaser.

(h)                It agrees that the Purchaser shall have reasonable opportunity to review and comment on any press releases or public filings with respect to this Agreement.

4.                   Representations, Warranties and Covenants of the Purchaser. The Purchaser represents and warrants that:

(a)                It is duly organized and validly existing under the laws of the jurisdiction in which it is organized. There is no action, suit or proceeding before or by any court, regulatory authority or governmental agency or body pending or, to the knowledge of the Purchaser, threatened, which would materially adversely affect the performance by the Purchaser of its obligations contemplated hereby.

(b)                None of the execution and delivery by the Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance by the Purchaser with the provisions hereof and the obligations contemplated hereby, will (A) conflict with or result in a breach of, or constitute a default or result in the acceleration of any obligation under, the organizational documents of the Purchaser or any other material contract or instrument to which the Purchaser is a party or by which it or any of its properties is bound or (B) require the consent of or notice to, or any filing with, any person, entity or governmental body, which has not been obtained or made by the Purchaser, except where the failure to do so will not have a material adverse effect on the transaction contemplated hereby.

(c)                The execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby are within the organizational powers of the Purchaser. This Agreement has been duly authorized, executed and delivered by the Purchaser, and constitutes a legal, valid and binding agreement of the Purchaser enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the rights of creditors generally, and to general principles of equity and the discretion of the court (regardless of whether enforcement of such remedies is considered in a proceeding in equity or at law).

(d)                The Purchaser is a “qualified institutional buyer” within the meaning of Rule 144A under the under the U.S. Securities Act of 1933 (the “Securities Act”).

(e)                The Purchaser is knowledgeable and experienced in financial, business and tax matters generally and, in particular, is knowledgeable and experienced with the investment risks related to instruments similar to the Certificates, the Rights and tax consequences of Real Estate Mortgage Investment Conduits (REMICs) and real estate investment trusts.

(f)                 The Purchaser has conducted its own independent due diligence investigation (including asking questions and receiving answers and obtaining all information it deems necessary) of the Sellers and is relying solely on its own diligence investigation, its own financial analysis, and whatever sources of information it has deemed appropriate, reliable and adequate, with respect to the Certificates and Rights, and has consulted with its own independent legal counsel in connection with the transactions contemplated hereunder.

(g)                The Purchaser agrees to execute any and all documents required by the related Impac Agreements in connection with the transfer of any Certificates or the assignment of any Rights to the Purchaser.

5.                   Covenants of the Sellers. Each Seller hereby covenants and agrees with the Purchaser that:

(a)                It shall promptly provide such further assurances or agreements and take such further action as the Purchaser may reasonably request in order to effect the purposes of this Agreement.

(b)                At the reasonable expense of the Purchaser, it will execute and deliver, or cause to be executed and delivered, all certificates, orders, agreements, filings, or other instruments or documents, and will take such other action as may be reasonably necessary or incidental, in the judgment of the Purchaser, to maintain, preserve and defend the irrevocable sale, assignment and transfer to the Purchaser of each Certificate and each Right sold and/or assigned by it in accordance with the terms of this Agreement. Notwithstanding the foregoing, no Seller will, in any event, be required to (i) provide any data, disclosure, certifications, reporting or other information, including servicing disclosure, any static pool information or any origination disclosure, (ii) provide any indemnification and/or (iii) provide any information required under Regulation AB (found at 17 C.F.R. §§229.1100-229.1123).

(c)                Except as otherwise set forth herein, such Seller agrees not to transfer or attempt to transfer any Right or Certificate to any person other than the Purchaser, or to designate any person other than the Purchaser as the Seller’s designee for purposes of exercising any Right.

(d)                Such Seller shall comply with any notice and delivery requirements relating to the sale and assignment of the related Rights and Certificates as set forth in the related Impac Agreement.

(e)                In the event such Seller receives any cash or property in connection with the exercise by the Purchaser of any Right which should have been remitted to the Purchaser as owner of such Right, any such cash or property will not constitute property of the Sellers and will be remitted to the Purchaser promptly upon receipt thereof by such Seller.

(f)                 Without the prior written consent of the Purchaser, no Seller shall exercise any vote or right with respect to the Certificates or vote or consent to any amendment or modification of the related Impac Agreement in a manner which shall reasonably be expected to materially and adversely affect any of the Purchaser’s rights to exercise any Right as contemplated under this Agreement; provided, however, to the extent that a Seller or an affiliate of the Seller acts as Master Servicer for any Impac Transaction, this section shall not affect the exercise of its duties and obligations as Master Servicer under such Impac Transaction.

6.                   Assignment by Purchaser. Upon payment to the related Seller of the related Purchase Price from the Purchaser, the Purchaser and the related Seller agree that the Purchaser has the right to assign, sell or otherwise transfer the Certificates and Rights acquired under this Agreement, subject to the terms of the related Impac Agreement, as applicable. Any such transfer shall not require the consent or acknowledgement of any Seller and, other than transfers to Purchaser's affiliates, no Seller shall have any obligation to provide, and the transferee shall not have the benefit of, any of the representations, warranties, covenants or indemnity provided by any Seller to the Purchaser under this Agreement.

7.                   Breach Notice; Indemnification. (a) Upon discovery by any party hereto of a breach of any representation, warranty, or covenant set forth in Sections 3 or 5 hereof that materially and adversely affects the interests of the Purchaser in any Certificate or Optional Termination Right, the party discovering such breach shall give prompt written notice thereof to the other party of this Agreement. Upon receipt of such notice of breach by the related Seller, the related Seller shall use reasonable efforts to cure such breach. If such Seller is unable to cure such breach, and only in the event any Optional Termination Right (whether or not purchased in conjunction with a Certificate or assigned independently) has not been exercised, then such Seller shall pay to the Purchaser an amount equal to the Purchase Price related to such Impac Transaction (the “Repurchase Price”) within thirty (30) days of the receipt of such notice. In connection therewith, the Purchaser and Seller shall execute any and all documents required by the related Impac Agreements in connection with the transfer of any related Certificates or any Rights.

In the event that the related Trustee notifies the Purchaser or the related Seller that it does not recognize the Purchaser as the owner of the Optional Termination Right with respect to any ISAC Transaction, the Purchaser and related Seller hereby agree that the related Seller will use reasonable efforts to facilitate the exercise of such Optional Termination Right on behalf of the Purchaser. If any such Optional Termination Right cannot be exercised within sixty (60) days following such notice from the Trustee (or such other period reasonably agreed upon by the Purchaser), such Seller shall pay to the Purchaser the Repurchase Price for such ISAC Transaction. In connection therewith, the Purchaser and Seller shall execute any and all documents required by the related ISAC Agreements in connection with the transfer of any related Certificates or any Rights.

In addition to the foregoing, the Sellers shall indemnify and hold harmless the Purchaser and its directors, officers and controlling persons (as defined in Section 15 of the Securities Act) from and against any loss, claim, damage or liability or action in respect thereof, to which they or any of them may become subject, insofar as such loss, claim, damage, liability or action arises out of, or is based upon the exercise by the Purchaser of any Right that is owned by a third party; and the Sellers shall reimburse the Purchaser and each other indemnified party for any legal and other expenses reasonably incurred by them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action; provided that the foregoing indemnification shall be limited to the amount of the Purchase Price for the related Impac Transaction.

The indemnity under this Section 7 is in addition to any liability which the Sellers otherwise may have to the Purchaser or any other such indemnified party. It is understood and agreed that the obligation under this Agreement of the related Seller to pay the amounts set forth in this paragraph as to which a breach has occurred and is continuing shall constitute the sole remedies against such Seller for such breach.

(b)                The obligations of the Sellers to the Purchaser under this Section 7 shall survive termination of this Agreement and the exercise or sale of any Certificate and/or Right by the Purchaser.

8.                   Severability Clause. Any part, provision, representation, or warranty of this Agreement which is prohibited or is held to be void or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

9.                   Notices. All communications provided for or permitted hereunder will be in writing and will be deemed to have been duly given if delivered personally to or mailed by registered mail, postage prepaid, or via overnight courier, if to: (i) the Purchaser, the address set forth on Annex A, or to such other address as each party may designate in writing to the other parties,” or to such other address as each party may designate in writing to the other parties; (ii) the Sellers, Impac Mortgage Holdings, Inc., 19500 Jamboree Rd., Irvine, CA 92612, Attention: Legal Department, or to such other address as each party may designate in writing to the other parties.

10.               Successors. This Agreement will inure to the benefit of and be binding upon the Sellers, the Purchaser and their permitted successors and assigns and all references herein to any Seller and the Purchaser will include their respective permitted successors or assigns.

11.               Fees and Expenses. Except as otherwise set forth herein, each party hereto shall be responsible for its own fees and expenses in connection with this Agreement. Notwithstanding the foregoing, the Purchaser shall be responsible for any legal expenses associated with the exercise of the Optional Termination Rights and Optional Loan Purchase Rights, including but not limited to, all Termination Expenses and Advances and payment of the Termination Prices or Optional Loan Purchase Price, in each case as set forth in Section 2 hereof.

12.               Miscellaneous. This Agreement is to be governed by, and construed in accordance with, the laws of the State of New York governing contracts made in New York. This Agreement may be executed in counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement or any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. The headings in this Agreement are for purposes of reference only and will not limit or otherwise affect the meaning thereof. This Agreement shall not constitute an amendment to any of the Impac Agreements. This Agreement may be executed in one or more counterparts and by the parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Facsimile signatures or signatures delivered by other electronic means of written communication shall be deemed valid and binding to the same extent as originals.

13.               Notice to the Trustees and Indenture Trustees. The Sellers and the Purchaser shall send a notice to each Trustee and Indenture Trustee for the Impac Transactions, substantially in the form attached hereto as Exhibit A and each Indenture Trustee and Trustee for the Impac Transactions (except with respect to the Impac Transactions where Deutsche Bank National Trust Company acts as Trustee or Indenture Trustee, as applicable) prior to the sale of the Rights pursuant to Section 2(a).

IN WITNESS WHEREOF, the parties hereto have executed this Optional Termination Right and Loan Purchase Right Purchase Agreement as of the date first above written.

PURCHASER

By:	/s/ [**]

Authorized Person

IMH ASSETS CORP. (a Seller)

By:	/s/ GM
Name: George A. Mangiaracina
Title: Chairman and CEO

IMPAC MORTGAGE HOLDINGS, INC. (a Seller)

By:	/s/ GM
Name: George A. Mangiaracina
Title: Chairman and CEO

IMPAC SECURED ASSETS CORP. (a Seller)

By:	/s/ GM
Name: George A. Mangiaracina
Title: Chairman and CEO

IMPAC FUNDING CORPORATION (a Seller)

By:	/s/ GM
Name: George A. Mangiaracina
Title: Chairman and CEO

Exhibit A: Form of Notice to the Trustees and Indenture Trustees**

Schedule 1: ISAC 1 Transactions**

Schedule 2: ISAC 2 Transactions**

Schedule 3: IMH Transactions**

Schedule 4: Purchase Price per Impac Transactions**

Schedule 5: Purchase Price Schedule

Annex A: Purchaser Information**

** Omitted pursuant to Item 601(a)(5) of Regulation S-K. Company undertakes to provide omitted schedules and attachments to the SEC upon request.

SCHEDULE 5

PURCHASE SCHEDULE

Batch #	Closing Date or Closing Condition	Purchase Price
1	March 16, 2022	$20,000,000
2	Upon submission by the Sellers of the related transfer documentation to the related Certificate Registrar and approval of such documentation by the Purchaser, but no later than April 30th, 2022 (or such later date as agreed to by the Purchaser).	$17,500,000